Comparison of change in value of $10,000 investment in Dreyfus BASIC Municipal Bond Portfolio and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

          Dreyfus BASIC
 PERIOD    Municipal       Lehman Brothers
         Bond Portfolio  Municipal Bond Index *

 5/6/94      10,000            10,000
 8/31/94     10,414            10,244
 8/31/95     11,278            11,152
 8/31/96     11,974            11,736
 8/31/97     13,294            12,820
 8/31/98     14,594            13,929
 8/31/99     14,356            13,999
 8/31/00     15,275            14,947
 8/31/01     16,773            16,472



* Source: Lipper Inc.


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Comparison of change in value of $10,000 investment
in Dreyfus BASIC Intermediate Municipal Bond Portfolio with the Lehman Brothers 10-Year Municipal Bond Index and the Lehman Brothers 7-Year Municipal Bond Index

EXHIBIT A:

            Dreyfus BASIC
             Intermediate
 PERIOD       Municipal      Lehman Brothers 10-Year   Lehman Brothers 7-Year
            Bond Portfolio    Municipal Bond Index *   Municipal Bond Index *

 5/4/94        10,000                10,000                  10,000
8/31/94        10,312                10,245                  10,226
8/31/95        11,146                11,228                  11,125
8/31/96        11,599                11,726                  11,559
8/31/97        12,638                12,811                  12,458
8/31/98        13,714                13,910                  13,408
8/31/99        13,729                14,005                  13,608
8/31/00        14,602                15,019                  14,451
8/31/01        16,037                16,467                  15,807



* Source: Lehman Brothers